As filed with the Securities and Exchange Commission on June 3, 2004

Registration No. 333-114835

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

OPSWARE INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3340178
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

599 N. Mathilda Avenue

Sunnyvale, California 94085

(408) 744-7300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Benjamin A. Horowitz

President and Chief Executive Officer

599 N. Mathilda Avenue

Sunnyvale, California 94085

(408) 744-7300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Robert A. Freedman, Esq.

Fenwick & West LLP

801 California Street

Mountain View, California 94041

(650) 988-8500

Approximate date of commencement of proposed sale to the public:

From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which shall specifically state that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Subject to completion, dated June 3, 2004

PROSPECTUS

$150,000,000

Common Stock

This prospectus includes a general description of the common stock we may issue from time to time. We will provide specific terms for any offering of common stock in one or more supplements to this prospectus. You should read this prospectus and any supplement to this prospectus carefully before you invest.

The aggregate initial offering price of the common stock sold under this prospectus will not exceed $150,000,000.

Our common stock trades on the Nasdaq National Market under the symbol “OPSW”.

Investing in our securities involves a high degree of risk. See “ Risk Factors” in the supplement to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                 , 2004.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Using this process, we may offer from time to time shares of common stock with an aggregate value of $150.0 million. Each time we offer common stock, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement as well as additional information described under “Where You Can Find More Information” and “Documents Incorporated by Reference” on page 5.

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell common stock in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or such prospectus supplements, as the case may be.

Unless the context otherwise requires, the terms “we,” “our,” “us,” and “Opsware” refer to Opsware Inc., a Delaware corporation.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and other documents that we subsequently file that are incorporated by reference into this prospectus, and in the section “Risk Factors” in any supplements to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus, any supplements to this prospectus and the documents that are incorporated by reference into this prospectus and any such prospectus supplements. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This section contains a general summary of the information contained in this prospectus. It may not include all of the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

Opsware Inc.

We are a provider of data center automation software for enterprises, government agencies and service providers seeking to reduce costs and increase the quality and security of data center operations. Our software, which we refer to as the Opsware System, automates key server and software operations in large data centers, including provisioning, changing, patching, reporting, configuring, scaling, securing, recovering, auditing, and reallocating servers and business applications. The Opsware System works across geographically disparate locations and heterogeneous data center environments consisting of UNIX, Linux and Windows servers and a wide range of software infrastructure and applications. By using the Opsware System, our customers can lower their information technology, or IT, operational costs, more quickly deploy new servers and applications, speed operations to respond quickly to changing business needs, and increase the efficiency and security of their data center operations. The Opsware System enables our customers to reduce labor costs associated with operating data centers, better utilize server and software assets, achieve greater visibility into their IT environment, increase IT efficiencies and achieve higher service quality and security.

Businesses and government agencies are increasingly turning to IT automation technologies to automate operations and increase IT efficiency to provide continuous operation of their IT infrastructure and reduce operational expenses. The Opsware System is designed to effectively manage the increasing complexity of IT operations, by offering a reliable, secure, scalable and cost-effective software solution that allows our customers to focus on their core competencies and achieve greater efficiency and flexibility than they could otherwise attain in the absence of such technology. The address of our principal executive offices is 599 N. Mathilda Avenue, Sunnyvale, California 94085.

With this prospectus, we may offer shares of our common stock, par value $0.001 per share. The aggregate offering price of the common stock that we may offer with this prospectus is $150.0 million. Each time we offer common stock with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the offering.

RISK FACTORS

Prior to making an investment decision with respect to the common stock that we may offer, prospective investors should carefully consider the specific factors set forth in the section “Risk Factors” in the supplement to this prospectus, together with all of the other information appearing in this prospectus, in the prospectus supplement or in the documents incorporated by reference into this prospectus and the prospectus supplement, in light of their particular investment objectives and financial circumstances.

USE OF PROCEEDS

We will use the net proceeds from the sale of the common stock that we may offer with this prospectus and any supplement to this prospectus for general corporate purposes. General corporate purposes may include capital expenditures, repayment of debt, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any supplement to this prospectus. We may invest the net proceeds temporarily or use them to repay short-term debt until we use them for their stated purpose.

PLAN OF DISTRIBUTION

We may sell shares of our common stock through underwriters, agents, dealers, or directly to one or more purchasers. We may distribute the common stock from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

The prospectus supplement for the common stock we sell will describe that offering, including:

•	the identity of any underwriters, dealers or agents who purchase common stock, as required;

•	the amount of common stock sold, the public offering price and consideration paid, and the proceeds we will receive from that sale;

•	the place and time of delivery for the common stock being sold;

•	whether or not the common stock will trade on any securities exchanges or the Nasdaq Stock Market;

•	the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other material terms of the distribution of the common stock.

Use of Underwriters, Agents and Dealers

We may offer the common stock to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the common stock that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The common stock subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of the common stock if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

We may authorize underwriters to solicit offers by institutions to purchase the common stock subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell common stock under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Underwriters may sell the common stock to or through dealers. Alternatively, we may sell the common stock in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such common stock to the public at varying prices to be determined by the dealers at the time of the resale.

We may also sell the common stock offered with this prospectus through other agents designated by us from time to time. We will identify any agent involved in the offer or sale of the common stock who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of the common stock if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

Underwriters, dealers, agents or purchasers that participate in the distribution of the common stock may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the common stock may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the common stock received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the common stock to engage in market-making activities with respect to the common stock. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the common stock in the market. All of the foregoing may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

Indemnification and Contribution

We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

LEGAL MATTERS

Certain legal matters with respect to the common stock will be passed upon for us by Fenwick & West LLP, Mountain View, California.

EXPERTS

The consolidated financial statements of Opsware Inc. appearing in Opsware Inc.’s Annual Report (Form 10-K) for the year ended January 31, 2004, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: Opsware Inc., 599 N. Mathilda Avenue, Sunnyvale, California 94085, Attention: Investor Relations, Telephone: (408) 744-7300.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

•	our annual report on Form 10-K for the fiscal year ended January 31, 2004 filed with the SEC on April 15, 2004;

•	the current report on Form 8-K filed with the SEC on March 8, 2004 and the current report on Form 8-K furnished to the SEC on May 26, 2004;

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on February 22, 2001 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description;

•	the description of our stock purchase rights contained in our registration statement on Form 8-A filed with the SEC on January 16, 2002 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•	all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the registration statement of which this prospectus is a part until all of the common stock that we may offer with this prospectus are sold.

You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses payable by the Registrant in connection with the sale and distribution of the common stock being registered hereby. All expenses of the offering will be paid by the Registrant. All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$19,005
Printing and engraving expenses	30,000
Accounting fees and expenses	50,000
Legal fees and expenses	100,000
Miscellaneous fees and expenses	15,495

Total	$214,500

ITEM 15. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article 10 of the Registrant’s Amended Certificate of Incorporation and Article 6 of the Registrant’s Bylaws provide for indemnification of the Registrant’s directors and officers to the maximum extent permitted by the Delaware General Corporation Law. The Registrant also maintains, and intends to continue to maintain, insurance for the benefit of its directors and officers to insure such persons against certain liabilities, including liabilities under the securities laws.

ITEM 16. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement:

Exhibit Number	Exhibit Description	Incorporated by Reference				Previously Filed	Filed Herewith
		Form	File No.	Exhibit	Filing Date
1.1	Form of Underwriting Agreement.*

4.1	Amended and Restated Certificate of Incorporation of the Registrant.	S-1/A	333-46606	3.2	2/16/01

4.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant.	DEF14A	000-32377	Annex B	7/10/02

4.3	Amended and Restated Bylaws of the Registrant.	10-K	000-32377	3.2	5/1/02

4.4	Form of Common Stock Certificate of the Registrant					X

5.1	Opinion of Fenwick & West LLP regarding the legality of the common stock being registered.					X

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

23.2	Consent of Independent Registered Public Accounting Firm.						X

24.1	Power of Attorney					X

*	To be filed by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K.

ITEM 17. Undertakings.

The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to the information in the registration statement;

provided, however, that paragraphs (1)(a) and (1)(b) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered in the registration statement, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of those securities.

(5)	For purposes of determining any liability under the Securities Act of 1933, any information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against these liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered under this registration statement, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of this issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on this 3rd day of June, 2004.

OPSWARE INC.

By:	/s/ BENJAMIN A. HOROWITZ
Benjamin A. Horowitz President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BENJAMIN A. HOROWITZ Benjamin A. Horowitz	Chief Executive Officer, President and a Director [Principal Executive Officer]	June 3, 2004

/s/ SHARLENE P. ABRAMS* Sharlene P. Abrams	Chief Financial Officer and Vice President of Finance [Principal Financial Officer and Principal Accounting Officer]	June 3, 2004

/s/ MARC L. ANDREESSEN* Marc L. Andreessen	Chairman of the Board of Directors	June 3, 2004

/s/ WILLIAM V. CAMPBELL* William V. Campbell	Director	June 3, 2004

/s/ MIKE J. HOMER* Mike J. Homer	Director	June 3, 2004

/s/ SIMON M. LORNE* Simon M. Lorne	Director	June 3, 2004

/s/ MICHAEL S. OVITZ* Michael S. Ovtiz	Director	June 3, 2004

Signature	Title	Date

/s/ ANDREW S. RACHLEFF* Andrew S. Rachleff	Director	June 3, 2004

/s/ MICHELANGELO A. VOLPI* Michelangelo A. Volpi	Director	June 3, 2004

*By:	/s/ BENJAMIN A. HOROWITZ
Benjamin A Horowitz
Attorney-in-Fact
June 3, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Incorporated by Reference				Previously Filed	Filed Herewith
		Form	File No.	Exhibit	Filing Date
1.1	Form of Underwriting Agreement.*

4.1	Amended and Restated Certificate of Incorporation of the Registrant.	S-1/A	333-46606	3.2	2/16/01

4.2	Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Registrant.	DEF14A	000-32377	Annex B	7/10/02

4.3	Amended and Restated Bylaws of the Registrant.	10-K	000-32377	3.2	5/1/02

4.4	Form of Common Stock Certificate of the Registrant					X

5.1	Opinion of Fenwick & West LLP regarding the legality of the common stock being registered.					X

23.1	Consent of Fenwick & West LLP (included in Exhibit 5.1).					X

23.2	Consent of Independent Registered Public Accounting Firm.						X

24.1	Power of Attorney.					X

*	To be filed by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K.